EXHIBIT 10.1

SECOND AMENDMENT TO
EQUITY PURCHASE AGREEMENT

This Second Amendment to the Amended Equity Purchase Agreement is entered into as of March 29], 2019 (this “Second Amendment”), by and between XSport Global, Inc., a Wyoming corporation (the “Company”), and Triton Funds LP, a Delaware limited partnership (the “Investor,” and collectively with the Company, the “Parties”).

WHEREAS, the Parties entered into that certain Equity Purchase Agreement, dated as of August 28, 2018, by and between the Parties, which was amended as of January 7, 2019 (the “Agreement”),  and the Parties desire to amend the terms and conditions of the Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties agree to amend the Agreement as follows:

1.	The meaning of “Commitment Period” set forth in Section 1.1 of the Agreement is hereby replaced in its entirety by the following:

“Commitment Period” shall mean the period commencing on the Execution Date and ending on the earlier of (i) the date on which the Investor shall have purchased Purchase Notice Shares pursuant to this Agreement equal to the Commitment Amount, (ii) May 31, 2019, or (iii) written notice of termination by the Company to the Investor upon a material breach of this Agreement by Investor.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

XSPORT GLOBAL, INC.

By:
Name:	Robert Finigan
Title:	Chief Executive Officer

TRITON FUNDS LP

By:
Name:
Title: